UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) October 30, 2015

Jones Lang LaSalle Income Property Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51948	20-1432284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

333 West Wacker Drive, Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (312) 897-4000
200 East Randolph Drive, Chicago IL, 60601
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

On October 30, 2015, a wholly-owned subsidiary of JLL Income Property Trust (the “Company”) entered into an agreement to acquire an approximate 28% interest in a newly formed fund, Madison NYC Core Retail Partners, L.P. (the “ Retail Fund”), which has agreed to acquire an approximate 49% interest in entities (the “Underlying Ventures”) that own 15 retail properties located in the greater New York City area (the “NYC Retail Portfolio”), the result of which is that the Company would own an approximate 14% interest in the NYC Retail Portfolio. The purchase price for such portion is approximately $85 million and is subject to normal closing prorations and adjustments.
The NYC Retail Portfolio contains approximately 2.7 million square feet across urban infill locations in Manhattan, Brooklyn, Queens, the Bronx, Staten Island and New Jersey. At June 30, 2015, the NYC Retail Portfolio was approximately 98.5% leased to a mixture of entertainment companies, large national retail tenants and smaller regional and local retail tenants. The aggregate gross value of the NYC Retail Portfolio is approximately $1.3 billion, with the Company’s 14% interest equating to approximately $179 million in gross assets.
LaSalle Investment Management, Inc., the Company’s advisor (“LaSalle”), advises two other institutional clients who also entered into agreements to acquire interests in the Retail Fund as limited partners. If the transaction closes on the terms agreed, LaSalle will advise clients representing an approximate 90% ownership in the Retail Fund.
The Retail Fund has an initial term of 15 years that can be extended in five-year intervals by a vote of the limited partners or may be dissolved prior to the initial term for a variety of reasons, including the liquidation of the NYC Retail Portfolio.
Madison International Holdings NYC Core Retail, LLC, an affiliate of New York based real estate fund manager Madison International Realty, LLC (“Madison”), is the general partner of the Retail Fund. As general partner, Madison may earn up to a ten percent promoted interest after limited partners receive a nine percent return. The Retail Fund has an advisory committee of which the Company is a member. The Company is permitted to transfer its interest in the Retail Fund to an affiliate or another limited partner or to a qualified third party with consent of the general partner.
Distributions from the Underlying Ventures are generally made pro rata. Neither the Company nor Madison are the managing partner of the Underlying Ventures. However, the Retail Fund does have voting rights on certain decisions, which include, selling all or any part of the property owned by such Underlying Ventures, acquiring additional real property, approving an annual budget that exceeds certain thresholds, incurring additional debt, seeking bankruptcy protection, admitting additional partners, and redeveloping the properties.
The Company expects to fund the transaction using cash on hand with closing expected to occur before year-end. There is no assurance that the Company will close the acquisition on the terms described above, or at all.
Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before January 12, 2016, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ Gregory A. Falk
Name: Gregory A. Falk
Title: Chief Financial Officer and Treasurer
Date: November 5, 2015